EXHIBIT 4.5



                            AMERICAN BILTRITE INC.

                                Amendment No. 4
                                ---------------

         This Amendment No. 4, dated as of October 14, 2003 (this "Agreement"), is among American Biltrite Inc., a Delaware corporation (the "Company"); K&M Associates L.P., a Rhode Island limited partnership (the "Guarantor" and, together with all Subsidiaries party to a Guarantor Joinder Agreement, the "Guarantors"); and The Prudential Insurance Company of America ("Prudential"). The parties hereto agree as follows:

         1. Note Agreement; Definitions. This Agreement amends the Note Purchase and Private Shelf Agreement and Facility Guarantee dated as of August 28, 2001 among the parties hereto (as amended by Amendment No. 1, dated December 31, 2002; Amendment No. 2, dated March 31, 2003; Amendment No. 3, dated June 30, 2003, together with any other amendment, modification or replacement thereof, the "Note Agreement"). Terms defined in the Note Agreement as amended hereby (the "Amended Note Agreement") and not defined herein are used herein as so defined.

         2. Amendments to Note Agreement. Effective upon the date upon which all the conditions set forth in paragraph 4 hereof are satisfied (the "Amendment Date"), which conditions must be satisfied no later than the date provided therein, the Note Agreement is amended as follows:

         2.1. Amendments to paragraph 2B(9)(v). The first sentence of paragraph 2B(9)(v) of the Note Agreement is amended and restated to read in its entirety as follows:

         "In addition to interest accruing on the Series A Notes in accordance with their terms, the Company agrees to pay each holder of Series A Notes in immediately available funds a fee (the "Leverage Fee") payable in arrears on each interest payment date for the Series A Notes in an amount per annum equal to a percentage of the outstanding principal amount of Series A Notes held by such holder determined in accordance with the following table:

             ---------------------------------------------------------------
                       Leverage Ratio                  Leverage Fee
             ---------------------------------------------------------------
             3.5:1.0 or greater                            2.00%
             ---------------------------------------------------------------
             3.0:1.0 or greater, but less than
             3.5:1.0                                       1.00%
             ---------------------------------------------------------------
             2.75:1.0 or greater, but less
             than 3.0:1.0                                  0.50%
             ---------------------------------------------------------------
             2.5:1.0 or greater, but less than
             2.75:1.0                                      0.25%
             ---------------------------------------------------------------
             less than 2.5:1.0                             0.0%
             ---------------------------------------------------------------
         provided that (i) for the fiscal quarters ending September 30, 2003 and December 31, 2003, the Leverage Fee shall be 2.00%, (ii) the interest payment payable on November 28, 2003 shall include the Leverage Fee calculated at 2.00% per annum in respect of the period between August 28, 2003 and November 28, 2003 and (iii) for the fiscal quarter ending March 31, 2004 and each fiscal quarter ending thereafter, the Leverage Fee shall be determined by reference to the above table, except that at any time the Leverage Fee shall decrease only if a determination of the Leverage Ratio for each of two consecutive fiscal quarters would warrant such a decrease."

         2.2. Amendments to paragraph 5. Paragraph 5 of the Note Agreement is amended by adding new paragraphs 5M, 5N, 5O, 5P, 5Q and 5R to read in their respective entireties as follows:

                  "5M. Types of Business. The Company and its Subsidiaries shall engage only in the business as they are currently engaged in and other activities related thereto.

                  5N. Compliance with Material Agreements. Each of the Company and its Subsidiaries shall comply in all material respects with the Material Agreements (to the extent not in violation of the other provisions of this Agreement or any other Collateral Document). Without the prior written consent of the Required Holders, no Material Agreement shall be amended, modified, waived or terminated in any manner that would have in any material respect an adverse effect on the interests of the holders of the Notes.

                  5O. Business Interruption Insurance. Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of profits or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

                  5P. Other Reports. The Company shall promptly furnish to the
         Lenders:

                           (a) As soon as prepared and in any event before the
                  beginning of each fiscal year, an annual budget and operating projections for such fiscal year of the Company and its Subsidiaries, prepared in a manner consistent with the manner in which the financial projections described in paragraph 5A were prepared.

                           (b) Any material updates of such budget and
                  projections, if requested by the holder of any Note.

                           (c) Any management letters furnished to the Company
                  or any of its Subsidiaries by the Company's auditors, if requested by the holder of any Note.

                           (d) All budgets, projections, statements of
                  operations and other reports furnished generally to the shareholders of the Company.

                           (e) Such registration statements, proxy statements
                  and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission.


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

                           (f) Any 90-day letter or 30-day letter from the
                  federal Internal Revenue Service (or the equivalent notice received from state or other taxing authorities) asserting tax deficiencies against the Company or any of its Subsidiaries.

                  5Q. Notice of Litigation, Defaults, etc. The Company shall promptly furnish to the holders of any Notes notice of any litigation or any administrative or arbitration proceeding (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Company and its Subsidiaries of more than $500,000 or (b) which results, or creates a material risk of resulting, in a Material Adverse Change. Promptly upon acquiring knowledge thereof, the Company shall notify the Lenders of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.

                  5R. Additional Collateral. With respect to any property described in Section 3 of the Security Agreement as "Credit Security" acquired after the date of Amendment Number 4, the Company shall at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Required Holders to be necessary or desirable for the creation and perfection of the Liens created pursuant to the Collateral Documents.

                  5S. Other Covenants. If (in the reasonable opinion of the Required Holders) at any time and from time to time, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision (other than any term or provision relating to payment terms, interest rates, fees or penalties), contained in any document, agreement or instrument from time to time entered into by the Company in respect of Indebtedness, is more favorable to the lenders thereunder than are the terms of this Agreement to the holders of the Notes, the Company and each holder of Notes agree that thereafter this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Company hereby agrees further to so amend this Agreement and to execute and deliver all such documents requested in writing by the Required Holder(s) to reflect such Amendment. Prior to the execution and delivery of such documents by the Company, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision for purposes of determining the rights and obligations hereunder."

         2.3. Amendments to paragraph 6. Paragraph 6 of the Note Agreement is amended by adding new paragraphs 6M, 6N, 6O and 6P to read in their respective entireties as follows:

                  "6M. Indebtedness. Neither the Company nor any of its Subsidiaries shall create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, including Guarantees of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties, (or become contractually committed to do so), except the following:

                           (a) Indebtedness in respect of the Bank Agreement;

                           (b) Indebtedness in respect of Capitalized Lease
                  Obligations, Synthetic Lease Obligations or secured by purchase money security interests; provided, however, that the aggregate principal amount of all Indebtedness permitted by this paragraph 6M(b) at any one time outstanding shall not exceed $1,000,000;

                           (c) current liabilities, other than Financing Debt,
                  incurred in the ordinary course of business or in accordance with hedge agreements permitted by the other provisions of this Agreement;

                           (d) to the extent that payment thereof shall not at
                  the time be required by paragraph 5I, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies;

                           (e) Indebtedness secured by Liens of carriers,
                  warehouses, mechanics, landlords and other Persons permitted by paragraphs 6D(iii) and 6D(iv);

                           (f) Indebtedness in respect of judgments or awards
                  (a) which have been in force for less than the applicable appeal period or (b) in respect of which the Company or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), the Company or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP and execution of such judgment or award shall not be levied;

                           (g) Guarantees by the Company of Indebtedness and
                  other obligations incurred by its Subsidiaries and permitted by the other provisions of this paragraph 6M;

                           (h) Indebtedness in respect of inter-company loans
                  and advances among the Company and its Subsidiaries which are not prohibited by paragraph 6F;

                           (i) Indebtedness outstanding on the date hereof, or
                  incurred after the date hereof under any unused portion of a committed facility that exists on the date hereof and is described in Schedule 6M and all refinancings and extensions thereof not in excess of the amount thereof outstanding or committed immediately prior to such refinancing or extension;

                           (j) Indebtedness (other than Financing Debt) in
                  addition to the foregoing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;

                           (k) the obligation of the Company to contribute
                  cash in the amount of $250,000 to the Congoleum Plan Trust;

                           (l) to the extent of such stock sale or
                  disposition, the obligation of the Company to make a contribution to the Congoleum Plan Trust if the Company sells or otherwise disposes of all or substantially all of its shares of Congoleum stock within a certain period of time if the value of Congoleum implied by such stock sale or disposition exceeds a certain amount, as further provided under the Congoleum Plan;

                           (m) Indebtedness contemplated by the Congoleum
                  Plan, the Congoleum Plan Note or the Congoleum Plan Trust;

                  6N. Voluntary Prepayments of Other Indebtedness. Neither the Company nor any of its Subsidiaries shall make any voluntary prepayment of principal of or interest on any Financing Debt (other than pursuant to the Bank Agreement) or make any voluntary redemptions or repurchases of Financing Debt (other than pursuant to the Bank Agreement), in each case except in order to facilitate a refinancing of Indebtedness permitted by paragraph 6M. Notwithstanding the foregoing, American Biltrite (Canada) Ltd. may prepay any and all amounts pursuant to the Credit Agreement, dated as of September 16, 2002, between American Biltrite (Canada) Ltd. as borrower and CIBC as lender, at any time and from time to time.

                  6O. Congoleum. Each of the Company and its Subsidiaries will not make any amendments or changes to the Congoleum Plan, the Congoleum Plan Note or the Congoleum Plan Trust without the prior written consent of the Required Holders if the effect of such amendment or change would be to increase the obligations of the Company or any of its Subsidiaries.

                  6P. Sale of Assets. The Company shall not, and shall not permit its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property , business or assets (including, without limitation, receivables and leashold interests), whether now owned or hereafter acquired, except for (i) the sale or other disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (ii) the sale or other disposition of property in the ordinary course of business (including Inventory) in the ordinary course of business;
         (iii) the sale or other disposition of property to the Company or a wholly-owned Restricted Subsidiary (iv) the sale or disposition of the assets of Janus Flooring Corporation, (v) the sale or disposition of the Janus Flooring Corporation building structure; provided that in the case of this clause (v) the Net Asset Sale Proceeds of such sale are payable first CDN$5,500,000 to the reduction of the obligation of American Biltrite (Canada) Ltd. under the Credit Agreement, dated as of September 16, 2002, between American Biltrite (Canada) Ltd. as borrower and CIBC as lender and second to reduce equally the obligations of the Company under the Notes and the obligations under the Bank Agreement and (vi) other asset sales not to exceed $2,000,000 in the aggregate. "

         2.4. Amendment to paragraph 6A. The introductory paragraph of paragraph 6A of the Note Agreement is amended and restated to read in its entirety as follows:

                  "6A. Financial Ratios. The Company covenants that, from and as of October 14, 2003 until March 1, 2004, it will not permit the items specified in Annex I hereto, and thereafter, as follows, in each case determined at the end of each fiscal quarter:"

         2.5. Amendment to paragraph 6B. Paragraph 6B of the Note Agreement is amended by adding the words "ending on or after March 1, 2004" immediately after the words "as at the end of each fiscal quarter".

         2.6. Amendments to Paragraph 6D.

               2.6.1 Amendments to paragraph 6D(i). Paragraph 6D(i) of the Note Agreement is amended and restated to read in its entirety as follows:

                  "(i) Liens existing on October 14, 2003 and listed on
         Schedule 6M;"

               2.6.2. Amendment to paragraph 6D. Paragraph 6D of the Note Agreement is amended by (a) deleting the word "and" at the end of clause (vii) thereof, (b) deleting the period and adding the word "; and" at the end of clause (viii) thereof and (c) by adding new clauses (ix), (x), (xi) and (xii) to read in their respective entireties as follows:

                  "(ix) any pledge by the Company of shares of common stock of Congoleum held by the Company, together with any other equity rights the Company have in Congoleum, which pledge shall serve as collateral for any amounts owed by Congoleum under the Congoleum Plan Note;

                  (x) Liens existing as of the date hereof on foreign assets, which Liens the Company covenants and agrees that it shall not materially alter nor suffer to exist any material alteration of such Lien;

                  (xi) any pledge by the Company of amounts receivable under the Congoleum Joint Venture Agreement to the Congoleum Plan Trust as additional collateral securing Congoleum's obligations under the Congoleum Plan Note; and

                  (xii) Liens in the nature of non-exclusive licenses of the Company's or any Subsidiaries' intellectual property (i) in the ordinary course of business consistent with past practices or (ii) to their respective Affiliates, notwithstanding the requirements of
         Section 6.14."

         2.7. Amendments to paragraph 6F. Paragraph 6F of the Note Agreement is amended by (a) deleting the word "and" at the end of clause (xi) thereof and (b) replacing clause (xii) thereof and adding new clauses (xiii), (xiv) and (xv) to each read in their respective entireties as follows:

                  "(xii) Investments in the Congoleum Plan Trust permitted by the Consent Letter, dated as of August 1, 2003, by Prudential in favor of the Company;

                  (xiii) Investments consisting of (a) intercompany loans and advances from any Subsidiary to the Company but in each case only to the extent reasonably necessary for Consolidated tax planning and working capital management or (b) intercompany loans and advances among the Company or any Subsidiary in the ordinary course of business for working capital management;

                  (xiv) Investments in (i) Janus Flooring Corporation made any time after September 30, 2003 and that in the aggregate do not exceed $1,500,000 (net of amounts distributed after September 30, 2003 by Janus Flooring Corporation to, or otherwise received after September 30, 2003 from Janus Flooring Corporation by, the Company or any other Subsidiary; provided that any such amounts distributed or received shall not include amounts distributed or received in connection with the sale of assets of Janus Flooring Corporation) and (ii) Investments not to exceed $500,000 in the aggregate in other Subsidiaries; and

                  (xv) Investments existing on the date of Amendment Number 4 and set forth on Schedule 6F(xv) hereto, or any other non-material Investments not exceeding $10,000 in the aggregate."

         2.8. Amendment to paragraph 6G(ii)(a). Paragraph 6G(ii)(a) of the Note Agreement is amended by deleting the words "on its ability to pay dividends" therein and substituting in lieu therefore the words "on the declaration or payment of dividends by it other than to the Company or any other Subsidiary".

         2.9. Amendments to paragraph 7A.

               2.9.1. Amendments to paragraph 7A(iv). Paragraph 7A(iv) of the Note Agreement is amended and restated to read in its entirety as follows:

                  "(iv) any representation or warranty made by the Company or any Guarantor herein, in the Security Agreement or any Collateral Document or by the Company, any Guarantor or any of its respective officers in any writing furnished in connection with or pursuant to this Agreement, the Security Agreement or any Collateral Document shall be false in any material respect on the date as of which made; or"

               2.9.2. Amendments to paragraph 7A(v). Paragraph 7A(v) of the Note Agreement is amended by adding the words ", paragraph 5R" immediately after the words "the Company's corporate existence".

               2.9.3. Amendments to paragraph 7A(xv). Paragraph 7A(xv) of the Note Agreement is amended by adding the words ", any Collateral Document" immediately after the words "Facility Guarantee" and by adding the word "or" immediately at the end thereof.

               2.9.4. Addition of new paragraphs 7A(xvi), 7A(xvii) and 7A(xviii). New paragraphs 7A(xvi), 7A(xvii) and 7A(xviii) are hereby added to the Note Agreement to read in their respective entireties as follows:

                  "(xvi) the Liens created by any of the Collateral Documents shall have ceased and continue not to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Credit Security (as defined in the Security Agreement) (other than in connection with any release or other termination of such Lien in respect of any Credit Security as permitted hereby or by any Collateral Document), and such failure of the Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 10 days; or

                  (xvii) the Company shall (A) fail to enter into, on or before January 31, 2004, a definitive commitment relating to the replacement or refinancing of not less than $15,000,000 of the facilities under the Bank Agreement to be effective by March 1, 2004 or such other date prior to the termination of the current Bank Agreement, on terms substantially similar to the Bank Agreement and with a maturity of not less than one year, (B) fail to consummate on or before March 1, 2004, such replacement or refinancing of not less than $15,000,000 of the facilities under the Bank Agreement or (C) fail to cause the lenders party to such replacement or refinancing to enter into an intercreditor agreement with the holders of the Notes on terms substantially similar to the Intercreditor Agreement;

                  (xviii) any of the following shall occur:

                           (A) the Company shall cease to own, directly or
                  indirectly, the capital stock of its Subsidiaries in the percentage, or a greater percentage, as currently owned, except to the extent permitted by paragraphs 6E or 6F; or

                           (B) a majority of the board of directors of the
                  Company shall be neither (I) directors of the Company as of the date hereof nor (II) nominated, appointed or approved by directors of the Company as of the date hereof nor (III) nominated, appointed or approved by directors described in clause (II) above; or

                           (C) any Person, together with "affiliates" and
                  "associates" of such Person within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any "group" including such Person under sections 13(d) and 14(d) of the Exchange Act, other than the Senior Management Team, shall acquire after the date hereof
                  (I) beneficial ownership within the meaning of Rule 13d-3 of the Exchange Act of 33% or more of either the voting stock or total equity capital of the Company or (II) direct or indirect control of the Company through a shareholder, voting or similar agreement or arrangement; or

                           (D) the Company or any of its Subsidiaries or any
                  Guarantor shall initiate any action to dissolve, liquidate or otherwise terminate its existence;"

         2.10. Amendment to paragraph 8. Paragraph 8 of the Note Agreement is amended by adding a new paragraph 8Q to read in its entirety as follows:

                  "8Q. Material Agreements. The Company has previously furnished to the Noteholders correct and complete copies, including all exhibits, schedules and amendments thereto, of the agreements and instruments, each as in effect on October 14, 2003, listed in
         Schedule 8Q, which constitute all agreements and instruments material to the Company and its Subsidiaries on a Consolidated basis (together with the charters and bylaws of the Company and its Subsidiaries, the "Material Agreements")."


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

         2.11. Amendment to Certain Definitions. The following definitions of appearing in paragraph 10B of the Note Agreement are hereby amended and restated in their entirety to read as follows:

                  " "Bank Agreement" shall mean that certain Credit Agreement, dated on or around October 14, 2003, among the Company and K&M, on the one hand, and Fleet National Bank and Citizens Bank of Massachusetts, as lenders, on the other hand or any replacement, extension, renewal, refinancing, amendment or substitution thereof, provided that the aggregate amount of Indebtedness thereunder shall not exceed $27,500,000."

                  " "Congoleum" shall mean Congoleum Corporation, a subsidiary (but not a Subsidiary) of the Company, and/or any of its direct or indirect subsidiaries.

                  " "Indebtedness" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Company (or other specified Person) as liabilities, but in any event including (without duplication):

                  (a) indebtedness for borrowed money;

                  (b) indebtedness evidenced by notes, debentures or similar instruments;

                  (c) Capitalized Lease Obligations and Synthetic Lease Obligations;

                  (d) mandatory redemption, repurchase or dividend rights on capital stock (or other equity), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer;

                  (e) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and hedge agreements (without duplication of other Indebtedness supported or guaranteed thereby);

                  (f) obligations that are immediately and directly due and payable out of the proceeds of or production from property;

                  (g) liabilities secured by any Lien existing on property owned or acquired by the Company (or such specified Person), whether or not the liability secured thereby shall have been assumed; and

                  (h) all Guarantees in respect of Indebtedness of others."

                  " "Leverage Ratio" shall mean the ratio of Debt of the Company and its Restricted Subsidiaries to Consolidated EBITDA; provided that for the determination of the Leverage Fee pursuant to paragraph 2B(9)(v), in calculating the Leverage Ratio, the term "Consolidated EBITDA" shall exclude in all events Janus Flooring Corporation.


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

         2.12. Additional Definitions. Paragraph 10B of the Note Agreement is amended to include the following definitions in the appropriate alphabetic location:

                  " "Amendment Number 4" means Amendment Number 4, dated as of October 14, 2003, to this Agreement."

                  " "Collateral Agent" means the Fleet National Bank, as Collateral Agent for the Lenders (as defined in the Bank Agreement) and the Noteholders under the Security Agreement, or any successor collateral agent thereunder."

                  " "Collateral Documents" shall mean (i) the Security Agreement, (ii) any other agreement, document or instrument executed and delivered by the Company, K&M or a direct or indirect Subsidiary of the Company pursuant to the requirements of Sections 3.2 or 3.3 of the Security Agreement or paragraph 5R of the Note Agreement after the date hereof, (iii) any other agreement, document or instrument executed and delivered by any Obligor (as defined in the Security Agreement) after the date hereof under which such Obligor has granted a lien upon or security interest in any property or assets to the Collateral Agent to secure all or any part of the Obligations and
         (iv) all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time."

                  " "Congoleum Joint Venture Agreement" means the Joint Venture Agreement dated as of December 16, 1992 by and among the Company, Resilient Holdings, Incorporated, Congoleum, Hillside Industries Incorporated and Hillside Capital
         Incorporated, as amended."

                  " "Congoleum Plan" means the Joint Prepackaged Plan of Reorganization of Congoleum under Chapter 11 of the Bankruptcy Code, substantially in the form attached to Amendment Number 4 as Exhibit 1(a), as the same may be amended in accordance with paragraph 6O."

                  " "Congoleum Plan Note" means the promissory note to be issued by Congoleum to the Congoleum Plan Trust substantially in the form attached to Amendment Number 4 as Exhibit 1(b), as the same may be amended in accordance with paragraph 6O."

                  " "Congoleum Plan Trust" means the trust to be established upon consummation of the Congoleum Plan, as the same may be amended in accordance with paragraph 6O."

                  " "Consolidated" and "Consolidating", when used with reference to any term, mean that term as applied to the accounts of the Company (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP (except that Congoleum shall be accounted for on the equity method) and with appropriate deductions for minority interests in Subsidiaries."


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

                  " "Financing Debt" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Company (or other specified Person) as liabilities, but in any event including (without duplication) and excluding for all purposes the transactions under the terms of the Congoleum Plan, the Congoleum Plan Trust and the Congoleum Plan Note: (a) indebtedness for borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments;
         (c) Capitalized Lease Obligations and Synthetic Lease Obligations;
         (d) mandatory redemption, repurchase or dividend rights on capital stock (or other equity), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer; (e) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and hedge agreements (without duplication of other Indebtedness supported or guaranteed thereby); and (f) without duplication, any Guarantees of such items
         (a) through (e)."

                  " "Foreign Wholly-Owned Subsidiary" means each Wholly Owned Subsidiary that is organized under the laws of, and conducting its business primarily in a jurisdiction outside of, the United States of America and that is not domesticated or dually incorporated under the laws of the United States of America or the states thereof."

                  " "Intercreditor Agreement" means the agreement, dated as of October 14, 2003, among Prudential, Fleet National Bank and Citizens Bank of Massachusetts and Lenders (as defined in the Bank Agreement) and holders of Notes from time to time party thereto, as the same may be amended or modified from time to time."

                  " "Material Adverse Change" means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition, income or prospects of the Company and its Subsidiaries (on a Consolidated basis), whether as a result of (i) general economic conditions affecting the industries in which the Company operates, (ii) difficulties in obtaining supplies and raw materials, (iii) fire, flood or other natural calamities,
         (iv) environmental pollution, (v) regulatory changes, judicial decisions, war or other governmental action or (vi) any other event or development, whether or not related to those enumerated above or
         (b) the ability of any Obligor (as defined in the Security Agreement) to perform material obligations under this Agreement, any Note or any Collateral Document or (c) the rights and remedies of the holder of any Note under this Agreement, any Note or any Collateral Document, it being understood that the transactions contemplated by the Congoleum Plan, the Congoleum Note or the Congoleum Plan Trust, and the effects thereof (including, without limitation, changes in ownership or ownership rights in Congoleum), shall be excluded for the purposes hereof."

                  " "Material Agreements" shall have the meaning set forth in paragraph 8Q."

                  " "Net Asset Sale Proceeds" means the cash proceeds of the sale or disposition of assets by the Company or any of its Subsidiaries, net of (a) income taxes that, as estimated by the Company in good faith, will be required to be paid by the Company or any of its Subsidiaries in cash as a result of, and within 16 months after, such sale or disposition (provided that any such amounts that are not actually paid in taxes within such period shall automatically become Net Asset Sale Proceeds), (b) reasonable reserves for liabilities, indemnification, escrows and purchase price adjustments resulting from the sale of assets, (c) transfer, sales, use and other similar taxes payable in connection with such sale or disposition and (d) all reasonable expenses of the Company or any of its Subsidiaries payable in connection with such sale or disposition."

                  " "Obligations" means the principal amount of the Notes and all of the other present or future indebtedness, liabilities and obligations of all and each of the Company or any Guarantor now or hereafter owed to any or all of the Collateral Agent or the Noteholders, evidenced by or arising under, by virtue of or pursuant to the Note Agreement, any Collateral Document or any Guaranty Agreement, whether such indebtedness, liabilities and obligations are direct or indirect, joint, several or joint and several, or now exist or hereafter arise, and all renewals and extensions thereof, including, without limitation, all interest on the Notes and any Yield-Maintenance Amount. The term "Obligations" shall include all of the foregoing indebtedness, liabilities and obligations whether or not allowed as a claim in any bankruptcy, insolvency, receivership or similar proceeding."

                  " "Security Agreement" means the Security Agreement, dated as of October 14, 2003, executed by the Company and the Guarantor in favor of the Collateral Agent on behalf of the Lenders (as defined in the Bank Agreement) and the Noteholders."

                  " "Senior Management Team" means each of Roger S. Marcus, Richard G. Marcus, William M. Marcus and Howard N. Feist III."

                  " "Wholly Owned Subsidiary" means any Subsidiary of which all of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally (other than directors' qualifying shares and, in the case of Foreign Subsidiaries, shares required by Legal Requirements to be held by foreign nationals) is owned by the Company (or other specified Person) directly, or indirectly through one or more other Wholly Owned Subsidiaries."

         2.13. Amendments to paragraph 12. Paragraph 12 of the Note Agreement is amended by adding a new paragraph 12R to read in its entirety as follows:

                  "Notwithstanding any agreement to the contrary, any Person with respect to whom participation, in any capacity, in this Agreement has been discussed (and each employee, representative, or other agent of such Person) may disclose to any and all other Persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure. The foregoing is intended to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and should be interpreted in a manner consistent with such regulation."

         2.14. Addition of Annex I. A new Annex I shall be attached to the Note Agreement to read in its entirety as Annex I hereto.

         2.15. Addition of Schedule 6F(xv). A new Schedule 6F(xv) shall be attached to the Note Agreement to read in its entirety as Schedule 6F(xv) hereto.

         2.16. Addition of Schedule 6M. A new Schedule 6M shall be attached to the Note Agreement to read in its entirety as Schedule 6M hereto.

         2.17. Addition of Schedule 8Q. A new Schedule 8Q shall be attached to the Note Agreement to read in its entirety as Schedule 8Q hereto.

         2.18. Addition of Exhibit 1(a). A new Exhibit 1(a) shall be attached to the Note Agreement to read in its entirety as Exhibit 1(a) hereto.

         2.19. Addition of Exhibit 1(b). A new Exhibit 1(b) shall be attached to the Note Agreement to read in its entirety as Exhibit 1(b) hereto.

         3. Representations and Warranties. Each of the Company and the Guarantor jointly and severally represents and warrants as follows:

         3.1. Legal Existence, Organization, Authorization. Each of the Company, the Guarantor, ABTRE, Inc. ("ABTRE"), Aimpar, Inc. ("Aimpar"), American Biltrite Intellectual Properties, Inc. ("ABIP"), Ocean State Jewelry, Inc. ("OSJ"), American Biltrite Far East, Inc. ("ABFE"), Ideal Tape Co., Inc. ("Ideal"), 425 Dexter Associates, L.P. ("Dexter") and Majestic Jewelry, Inc. ("Majestic", and together with the Company, the Guarantor, ABTRE, Aimpar, ABIP, OSJ, ABFE, Ideal and Dexter, the "Credit Parties") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all power and authority, corporate, limited liability company, partnership or otherwise, necessary (as is applicable to each) (a) to enter into and perform this Agreement, the Security Agreement (the "Security Agreement") executed by the Credit Parties in favor of Fleet National Bank ("Fleet"), as Collateral Agent (in its capacity as Collateral Agent, the "Collateral Agent"), the Joinder Agreement, each of the Collateral Documents delivered on the date hereof and the Amended Note Agreement and (b) to own its properties and carry on the business now conducted or proposed to be conducted by it. Each of the Credit Parties has taken all corporate, limited liability company, partnership or other action (as is applicable to each) required to make the provisions of this Agreement and the Amended Note Agreement the valid and enforceable obligations they purport to be.

         3.2. Enforceability. Each Credit Party has duly authorized, executed and delivered such of this Agreement, the Joinder Agreement, the Security Agreement and each of the Collateral Documents in each case as delivered by it on the date hereof. Each of this Agreement, the Security Agreement, the Joinder Agreement, each Collateral Document delivered on the date hereof and the Amended Note Agreement upon their execution will be the legal, valid and binding obligation of each Credit Party party thereto and is enforceable against such Credit Party in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3.3. Security Interest. The Security Agreement creates in favor of the Collateral Agent for the benefit of the Noteholders a security interest in the collateral described therein to the extent a security interest may be created therein (the "Collateral"). The financing statements attached hereto as Exhibit 3.3 (the "Financing Statements") are in appropriate form for filing in the filing office in the State of Delaware, the filing office in the State of New York, the filing office in the State of Rhode Island and the filing office in the State of Tennessee, as the case may be (collectively, the "Filing Offices"). Upon the filing of the Financing Statements naming each Obligor as "grantor" and the Collateral Agent as "Secured Party" and describing the Collateral in the applicable Filing Offices and the execution of control agreements with respect to deposit accounts required to be subject to a perfected security interest under the terms of the Security Agreement, the security interests granted to the Collateral Agent under the terms of the Security Agreement constitute valid and perfected first priority Liens (as defined in the Credit Agreement) (subject only to Liens (as defined in the Credit Agreement) permitted by Section 6.7 of the Credit Agreement or Section 3.3.3 of the Security Agreement); provided, however, that the recordation in the U.S. Copyright Office and U.S. Patent and Trademark Office of the security interest granted under the Security Agreement may be necessary to perfect the security interest of the Collateral Agent in registrations and applications for U.S. Intellectual Property included in the Collateral.

         3.4. No Legal Obstacle to Agreements. Neither the execution, delivery or performance of this Agreement or the Security Agreement, nor the performance of the Amended Note Agreement, nor the consummation of any other transaction referred to or contemplated by this Agreement or the Security Agreement, nor the fulfillment of the terms hereof or thereof, has constituted or resulted in or will constitute or result in:

               (a) any breach or termination of any Material Agreement;

               (b) the violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Company or any of its Restricted Subsidiaries;

               (c) the creation under any agreement, instrument, deed or lease of any Lien upon any of the assets of the Company or any of its Restricted Subsidiaries (other than the Liens created pursuant to the Security Agreement); or

               (d) any redemption, retirement or other repurchase obligation of the Company or any of its Restricted Subsidiaries under any charter, by-law, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Company or any of its Restricted Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Security Agreement or the performance of the Amended Note Agreement, or the consummation of the transactions contemplated hereby or thereby, except for any filings which may be required pursuant to the federal securities laws and regulations.

         3.5. Defaults. Immediately before and after giving effect to the amendments set forth in paragraph 2 hereof, no Default will exist (excluding for all purposes the Congoleum Plan Trust, the Congoleum Plan, the Congoleum Plan Note, Congoleum and the performance and dissolution of Janus Flooring Corporation).

         3.6. Incorporation of Representations and Warranties. The representations and warranties set forth in paragraph 8 of the Amended Note Agreement (excluding for all purposes the Congoleum Plan Trust, the Congoleum Plan, the Congoleum Plan Note, Congoleum and the performance and dissolution of Janus Flooring Corporation) are true and correct on the date hereof as if originally made on and as of the date hereof, except (a) to the extent that any such representations or warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date, (b) for any exhibits or schedules to the Note Agreement, which exhibits and schedules shall be true and correct as of the date of the Note Agreement, (c) the Security Agreement creates a Lien in favor of the Collateral Agent on behalf of the Lenders and the Noteholders (in each case, as defined therein) and (d) except as disclosed by the Company in any filing with the Securities and Exchange Commission.

         4. Conditions. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions, excluding for all purposes the Congoleum Plan Trust, the Congoleum Plan, the Congoleum Plan Note, Congoleum and the performance and dissolution of Janus Flooring Corporation, which conditions must be satisfied no later than October 14, 2003 (except as otherwise indicated herein) or this Agreement shall terminate:

         4.1. Officer's Certificate. The representations and warranties of the Company and the Guarantor set forth or incorporated by reference herein shall be true and correct as of the Amendment Date as if originally made on and as of the Amendment Date, except (a) to the extent that any such representations or warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date, (b) for any exhibits or schedules to the Note Agreement, which exhibits and schedules shall be true and correct as of the date of the Note Agreement and (c) except as disclosed by the Company in any filing with the Securities and Exchange Commission; no Default shall have occurred on or prior to the Amendment Date; and Prudential shall have received a certificate to these effects signed by a Responsible Officer in the event the Amendment Date occurs after the date hereof.

         4.2. Proper Proceedings. This Agreement, the Security Agreement and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of the Company and the Guarantor, and each of the Company and the Guarantor shall provide a certificate to such effect. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person with respect to any of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. Prudential shall have received copies of all documents, including certificates, records of corporate, limited liability company, partnership or other proceedings and opinions of counsel, which Prudential may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate, limited liability company, partnership or governmental authorities.

         4.3. Executed Agreements. Prudential shall have received a counterpart of each of (i) this Agreement, executed by the Company and the Guarantor, (ii) the Intercreditor Agreement, executed by each of Fleet National Bank ("Fleet") and Citizens Bank of Massachusetts, and consents relating thereto, executed by the Company and the Guarantor, (iii) the Security Agreement, executed by the Company and the Guarantor in favor of Fleet, as Collateral Agent (the "Security Agreement"), (iv) an executed copy of the Bank Agreement, (v) the Financing Statements, in proper form for filing, and (vi) an executed copy of the waiver letter by Prudential acknowledged and agreed to by the Company and K&M, in each case in form and substance satisfactory to Prudential.

         4.4. Opinion of Counsel. Prudential shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the Company and its Subsidiaries, its opinion with respect to the transactions contemplated hereby, which opinion shall be in form and substance reasonably satisfactory to Prudential.

         5. Post Closing Covenants. Each of the following covenants shall be complied with by the Company no later than the respective dates set forth below:

         5.1. Opinion of Counsel. The Company shall deliver on or before November 4, 2003 the opinion of Henry W. Winkleman, in-house corporate counsel for the Company and its Subsidiaries, covering such matters as set forth in
Exhibit 5.1, which opinion shall be in form and substance reasonably satisfactory to Prudential.

         5.2. Costs and Expenses. The Company shall pay on or before October 15, 2003 all costs and expenses (including attorney's fees and expenses) incurred by Prudential through the date hereof, pursuant to statements submitted to the Company (which statements may include estimates of time and expenses to be incurred on and after the dates of posting of actual time and expenses set forth therein, which estimated amounts shall be subject to subsequent adjustment to reflect actual time and expenses subsequently posted).

         Notwithstanding anything to the contrary contained herein, the Company hereby acknowledges and agrees that failure of the Company to comply with the covenants set forth above in this Section 5 by the respective dates indicated shall constitute an Event of Default under the Amended Note Agreement.

         6. General. The Amended Note Agreement and the Notes are each confirmed as being in full force and effect. This Agreement, the Amended Note Agreement, the Notes, the Security Agreement, the Consent Letter, dated as of August 1, 2003, by Prudential in favor of the Company and the documents referred to therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.



                           [Signature pages follow.]

         Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.


                                          AMERICAN BILTRITE INC.


                                          By /s/ Howard N. Feist III
                                             -------------------------------
                                             Name:  Howard N. Feist III
                                             Title: Vice President and Chief
                                                    Financial Officer


                                          K&M ASSOCIATES L.P.

                                          By: AIMPAR, INC., its General Partner


                                          By /s/ Howard N. Feist III
                                             --------------------------------
                                             Name:  Howard N. Feist III
                                             Title: Vice President


                                          THE PRUDENTIAL INSURANCE COMPANY OF
                                          AMERICA


                                          By /s/ Kevin J. Kraska
                                             --------------------------------
                                             Name:  Kevin J. Kraska
                                             Title: Vice President

                                                                       Annex I

         The Company covenants that it will not permit, as determined at the end of each fiscal quarter commencing with the fiscal quarter ending September 20, 2003 and ending on or prior to March 1, 2004,

                  (i) Consolidated Total Liabilities to Consolidated Tangible Net Worth. On the last day of each fiscal quarter of the Company, Consolidated Total Liabilities shall not exceed 225% of Consolidated Tangible Net Worth on such date.

                  (ii) Consolidated Adjusted EBITDA to Consolidated Interest Expense. For each period of four consecutive fiscal quarters of the Company, Consolidated Adjusted EBITDA shall equal or exceed the percentage set forth in the table below of Consolidated Interest Expense.

                     Quarter Ending                          Percentage
                     --------------                          ----------
                        9/30/03                                  60%
                        12/31/03                                 80%
                        3/31/04                                  70%

                  (iii) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall on each quarter end exceed the sum of (a) $40,000,000 plus (b) 33?% of Consolidated Net Income (if positive) for each fiscal quarter of the Company ending June 30, 2003 and thereafter.

                  (iv) Current Ratio. Consolidated Current Assets shall not on any quarter end be less than 125% of Consolidated Current Liabilities.

                  (v) Income from Continuing Operations. Net income from continuing operations (excluding, in all events, net income relating to Janus Flooring Corporation) of the Company and its Subsidiaries reporting Congoleum on the equity method shall equal or exceed $1.00 in at least one of any two consecutive fiscal quarters of the Company for any two consecutive fiscal quarters of the Company ending September 30, 2003 and thereafter.

                  (vi) Capital Expenditures. The aggregate amount of Capital Expenditures in any fiscal year of the Company ending after December 31, 2002 shall not exceed $4,000,000.

         In connection with any calculations performed in determining compliance with the above calculations, defined terms shall have the meanings as set forth in the Note Purchase Agreement, except that the following terms shall have the following meanings:

                  "Capital Expenditures" means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP.

                  "Capitalized Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

                  "Capitalized Lease Obligations" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

                  "Cash Equivalents" means:

                  (a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers' acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody's or A-1 by S&P or issued by any Lender;

                  (b) corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody's or A-1 by S&P or issued by any Lender (as defined in the Bank Agreement);

                  (c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aaa by Moody's or AAA by S&P; and

                  (d) any mutual fund or other pooled investment vehicle rated at least Aa by Moody's or AA by S&P which invests principally in obligations described above.

                  "Consolidated Adjusted EBITDA" shall mean, for any period ending on or before June 30, 2004, the total of:

                  (a) Consolidated EBITDA; minus

                  (b) Capital Expenditures except (i) to the extent attributable to Capitalized Lease Obligations or (ii) financed with the proceeds of Financing Debt; minus

                  (c) any dividends paid or payable in cash by the Company or any of its Subsidiaries to third parties; minus

                  (d) the aggregate amount paid by the Company and its Subsidiaries to repurchase shares of capital stock and options to purchase shares of capital stock, in each case excluding any such payments made prior to June 30, 2003; minus

                  (e) any income taxes paid or payable in cash by the Company or any of its Subsidiaries.

                  "Consolidated Current Assets" means, at any date, all amounts carried as current assets on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, excluding cash and Cash Equivalents.

                  "Consolidated Current Liabilities" means, at any date, all amounts that are or should be carried as current liabilities on the balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, excluding the current portion of long-term Financing Debt and the Revolving Loan (as defined in the Bank Agreement), each to the extent they are included in Consolidated Interest Expense.

                  "Consolidated Interest Expense" means, for any period, the total of:

                  (a) the aggregate amount of interest, including commitment fees, payments in the nature of interest under Capitalized Leases and net payments under hedge agreements, accrued by the Company and its Subsidiaries reporting Congoleum on the equity method (whether such interest is reflected as an item of expense or capitalized), minus

                  (b) to the extent otherwise included in clause (a) above, the amortization of deferred financing fees and costs, original issue discount relating to Indebtedness and accrued interest on Indebtedness not paid in cash to the extent permitted by the terms, including subordination terms, of such Indebtedness (including PIK Interest), plus

                  (c) actual cash payments with respect to accrued and unpaid interest (including PIK Interest) that has previously reduced Consolidated Interest Expense pursuant to clause (b) above, plus

                  (d) the current portion of long-term Financing Debt (other than the Revolving Loan as defined in the Bank Agreement) and the aggregate principal amount of indebtedness for borrowed money owed to the holders of the Notes.

                  "Consolidated Net Income" means, for any period, net income (or loss) from continuing operations (excluding in all events, net income (or loss) relating to Janus Flooring Corporation) of the Company and its Subsidiaries reporting Congoleum on the equity method, excluding:

                  (a) extraordinary gains (net of any extraordinary losses up to the amount of any extraordinary gains),

                  (b) net income of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, unless those net earnings have actually been received in the form of cash for distributions,

                  (c) any portion of the net income of any Subsidiary which for any reason is unavailable to pay dividends to the Company or any other Subsidiary,

                  (d) any aggregate net gain (in excess of any net losses) arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities),

                  (e) any write-up of any asset,

                  (f) any gain arising from the acquisition of any securities of the Company or any of its Subsidiaries,

                  (g) net income or gain (but not any loss) resulting from a change in accounting, an extraordinary event or prior period adjustments, and

                  (h) the income (or loss) of any Person accrued to the date it becomes a Subsidiary.

                  "Consolidated Tangible Net Worth" means the aggregate amount of (a) capital stock (less any treasury stock, capital stock subscribed and unissued and other contra-equity accounts, (b) surplus, (c) foreign currency translation adjustments made after June 30, 2003, and (d) retained earnings of the Company and it Subsidiaries reporting Congoleum on the equity method, excluding (i) any inter-company balances, (ii) intangibles, (iii) any change in the value of the Company's Investments in Congoleum as reflected on the Company's balance sheet as of December 31, 2002 and (iv) the cumulative amount of any net write-up of asset values after the audit immediately preceding the Closing Date.

                  "Consolidated Total Debt" means, at any date, all Financing Debt of the Company and its Subsidiaries on a Consolidated basis.

                  "Consolidated Total Liabilities" means, at any date, total liabilities of the Company and its Subsidiaries on a Consolidated basis, reduced by any rights, proceeds or funds available due to or in connection with any insurance, and excluding in all events Indebtedness in connection with or contemplated by the Congoleum Joint Venture Agreement, the Congoleum Plan, the Congoleum Plan Note and the Congoleum Plan Trust.

                  "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board; provided, however, that (a) for purposes of compliance with paragraphs 5A and 6 and the related definitions, "GAAP" means such principles as in effect on December 31, 2002, as applied by the Company and its Subsidiaries in the preparation of the most recent annual statements referred to in paragraph 5A, and consistently followed, without giving effect to any subsequent changes thereto and
         (b) in the event of a change in generally accepted accounting principles after such date, either the Company or the Required Lenders may request a change in the definition of "GAAP", in which case the parties hereto shall negotiate in good faith with respect to an amendment of this Agreement implementing such change.

                  "PIK Interest" means any accrued interest payments on Financing Debt that are postponed or made through the issuance of "payment-in-kind" notes or other similar securities (including book-entry accrual with respect to such postponed interest payments), all in accordance with the terms of such Financing Debt; provided, however, that in no event shall PIK Interest include payments made with cash or Cash Equivalents.

                  "Synthetic Lease" means a lease by the Company and its Subsidiaries that is treated as an operating lease under GAAP and as a loan or other financing for federal income tax purposes.

                  "Synthetic Lease Obligations" means the aggregate amount of future rental payments under all Synthetic Leases discounted at a discount rate equal to the rate on Treasury bills of comparable maturity.